EXHIBIT 21

PEREGRINE PHARMACEUTICALS, INC.

Subsidiaries of Registrant

On August 28, 2006, the Company established a wholly owned subsidiary, Peregrine (Beijing) Pharmaceutical Technology Ltd. in the Haidian District, Beijing, Peoples Republic of China.

During January 2002, the Company announced the formation of Avid Bioservices, Inc., a wholly owned subsidiary of Peregrine Pharmaceuticals, Inc.

On April 24, 1997, the Company acquired its wholly owned subsidiary, Vascular Targeting Technologies, Inc. (formerly known as Peregrine Pharmaceuticals, Inc.).